Exhibit 99-1

VBI Vaccines Reports First Quarter 2022 Financial Results and Provides Corporate Update

-	VBI’s 3-antigen adult HBV vaccine available in the U.S. as PreHevbrio™ [Hepatitis B Vaccine (Recombinant)] and now approved in the European Union (EU)/European Economic Area (EEA) as PreHevbri™ [Hepatitis B vaccine (recombinant, adsorbed)]
-	New data from VBI’s coronavirus portfolio program announced in April 2022 continue to strengthen the potential breadth of the eVLP platform against coronaviruses, including variants of concern and rat and pangolin coronaviruses distant to circulating human strains
-	Phase 2 clinical data from VBI-2601, VBI’s HBV immunotherapeutic candidate, is expected by year-end 2022
-	Multiple new clinical studies for VBI’s pipeline candidates expected to initiate in next six months, including first clinical study of VBI-2901 (VBI’s pan-coronavirus vaccine candidate) and a randomized, controlled clinical study of VBI-1901 in recurrent glioblastoma (GBM) patients
-	$101.3 million in cash at the end of Q1 2022

CAMBRIDGE, Mass. (May 9, 2022) – VBI Vaccines Inc. (Nasdaq: VBIV) (VBI), a biopharmaceutical company driven by immunology in the pursuit of powerful prevention and treatment of disease, today announced financial results for the first quarter ending March 31, 2022 and provided a corporate update.

Jeff Baxter, VBI’s President and CEO commented: “In the first quarter of 2022, we continued to hit key milestones required for a successful commercial launch of PreHevbrio in the U.S. as well as ex-U.S. milestones required to enable broad access. In the U.S., our market access and sales field teams are deployed and PreHevbrio is now approved, available, and included on the list of CDC-recommended adult HBV vaccines. With these stage gates met, initial U.S. sales of PreHevbrio have begun in Q2 2022, and with the new CDC guidelines for adult HBV vaccination, we look forward to building momentum in the second half of the year. Outside of the U.S., we were thrilled to announce our second regulatory approval of this vaccine in about five months with the European Commission approval of PreHevbri in April 2022. As we’ve said many times in the past, we believe this 3-antigen vaccine will be a meaningful new tool in the fight against hepatitis B and we are working hard to get it into the hands of healthcare providers quickly.

“In parallel, we continue to progress our earlier stage immunotherapeutic candidates against glioblastoma and chronic hepatitis B, as well as our pan-coronavirus vaccine candidate, VBI-2901, toward exciting clinical study catalysts expected through the back half of this year and early part of 2023,” Mr. Baxter continued. “Our mission has always been to develop prophylactic and therapeutic vaccines with the potential to address significant and challenging unmet medical and public health needs, and we remain steadfast in our commitment to that endeavor.”

Recent Key Program Achievements and Projected Upcoming Milestones

Hepatitis B (HBV)

3-Antigen HBV Vaccine

●	End of March 2022: PreHevbrio™ [Hepatitis B Vaccine (Recombinant)] became available in the United States for the prevention of infection caused by all known subtypes of hepatitis B virus (HBV) in adults age 18 years and older, with the expectation that U.S. product revenue generation would begin in Q2 2022
●	April 2022: U.S. Centers for Disease Control and Prevention (CDC) published the Advisory Committee on Immunization Practices’ (ACIP) updated HBV vaccination recommendation that all adults age 19-59 be immunized against HBV – in this same publication, PreHevbrio was included in the list of recommended products for prophylactic adult vaccination against HBV infection
●	April 2022: European Commission (EC) granted Marketing Authorisation for PreHevbri™ [Hepatitis B vaccine (recombinant, adsorbed)] for active immunisation against infection caused by all known subtypes of the hepatitis B virus (HBV) in adults

●	VBI expects to make PreHevbri available in certain European countries beginning at the end of 2022

●	Regulatory filing under review by Health Canada and by the United Kingdom’s Medicines and Healthcare products Regulatory Agency (MHRA) as part of the EC Decision Reliance Procedure (ECDRP)

VBI-2601 (BRII-179): HBV Immunotherapeutic Candidate

●	By Year-End 2022: Interim topline clinical data expected from Phase 2 combination study evaluating safety and efficacy of VBI-2601 (BRII-179) with BRII-835 (VIR-2218), an HBV-targeting small interfering ribonucleic acid (siRNA)
●	H1 2023: Interim topline results expected from two-part Phase 2a/2b combination study evaluating VBI-2601 (BRII-179) as an add-on therapy to standard-of-care treatment

COVID-19 & Coronaviruses

VBI-2900: eVLP Coronavirus Vaccine Program

●	April 2022: Announcement of positive data from VBI-2900 development program, including:

○	VBI-2902 (monovalent, ancestral): Validated pseudoparticle neutralization assay (PNA) benchmarked against the WHO reference standard demonstrated that VBI-2902 elicited neutralizing antibody responses of 176 IU50/mL in its Phase 1a study – this would predict greater than 90% efficacy, as compared with two internationally approved vaccines estimated to have 90% efficacy at 83 and 140 IU50/mL (Gilbert, PB, 2021)
○	VBI-2905 (monovalent, Beta): Positive Phase 1b data demonstrated well-tolerated safety and an ability to boost and broaden immunity to the Beta variant, in addition to the ancestral strain
○	VBI-2901 (trivalent, pan-coronavirus): In preclinical models, VBI-2901 was able to boost and broaden immune responses against all variants tested compared with immune responses elicited by VBI-2902 – including against the ancestral strain, Delta, Beta, Omicron, Lambda, and rat and pangolin coronaviruses distant to circulating human strains

●	Summer 2022: Expected initiation of the first clinical study of VBI-2901, with the goal of eliciting broad and durable immune responses against COVID-19 and coronaviruses

○	VBI-2901 will be supported through Phase 2 clinical development as part of the Company’s partnership with the Strategic Innovation Fund (SIF) of the Canadian Government, through which up to CAD $56 million was earmarked for VBI’s coronavirus vaccine development program

Glioblastoma (GBM)

VBI-1901: Cancer Vaccine Immunotherapeutic Candidate

●	June 2022: Updated tumor response and overall survival data from the ongoing Phase 2a study of VBI-1901 in recurrent GBM patients selected for poster display and poster discussion at the 2022 American Society of Clinical Oncology (ASCO) Annual Meeting
●	Q3 2022: Expected initiation of next phase of development in recurrent GBM setting, aiming to expand the number of patients in the ongoing Phase 1/2a study and adding a control arm, with the potential for accelerated approval based on tumor response rates and improvement in overall survival
●	Q4 2022: Evaluation of VBI-1901 in the primary GBM setting expected to initiate as part of the Individualized Screening Trial of Innovative Glioblastoma Therapy (INSIGhT), a Phase 2 adaptive platform trial – data from which have potential to support an accelerated approval application

First Quarter 2022 Financial Results

●	Cash Position: VBI ended the first quarter of 2022 with $101.3 million in cash compared with $121.7 million in cash as of December 31, 2021.
●	Revenue: Revenue for the first quarter of 2022 was $0.1 million, compared to $0.3 million for the same time period in 2021. PreHevbrio was not yet available in the U.S. in Q1 2022, so the decrease in revenue was due to a decrease in product revenue outside the U.S. and in R&D services revenue earned as part of the License Agreement with Brii Bio for the development of VBI-2601.
●	Cost of Revenue: Cost of revenues was $2.8 million in the first quarter of 2022 as compared to $2.4 million in the first quarter of 2021. The increase in cost of revenues is due to increased labor and manufacturing costs related to the commercialization of our 3-Antigen HBV Vaccine.
●	Research and Development (R&D): R&D expenses for the first quarter of 2022 were $2.4 million compared to $6.8 million for the same period in 2021. The decrease in R&D expenses was a result of the decrease in regulatory fees related to our 3-Antigen HBV Vaccine, a decrease in costs related to our coronavirus development program net of reimbursement from government grants and funding arrangements, offset by an increase in R&D expenses related to continued development of our other vaccine candidates.
●	General and Administrative (G&A): G&A expenses for the first quarter of 2022 were $10.9 million compared to $6.7 million for the same period in 2021. The increase in G&A expense, partially offset by government grants and funding arrangements, was a result of the increase in commercial activities related to our 3-Antigen HBV Vaccine, such as the development of our commercial and distribution infrastructure, increased insurance costs, and increased professional and labor costs.
●	Net Cash Used in Operating Activities: Net cash used in operating activities for the three months ended March 31, 2022 was $19.9 million, compared to $6.6 million for the same period in 2021. The increase was largely due to an increase in net loss.
●	Cash Used for Purchase of Property and Equipment: Cash used for the purchase of property and equipment was $0.5 million in the first quarter of 2022 compared to $0.6 million for the same period in 2021.
●	Net Loss: Net loss and net loss per share for the first quarter of 2022 were $21.3 million and $0.08, respectively, compared to a net loss of $17.6 million and a net loss per share of $0.07 for the first quarter of 2021.

About PreHevbrio™

VBI’s hepatitis B vaccine is the only 3-antigen hepatitis B vaccine, comprised of the three hepatitis B surface antigens of the hepatitis B virus – S, pre-S1, and pre-S2. It is approved for use in the European Union/European Economic Area, the United States, and Israel. The brand names for this vaccine are : PreHevbri™ (EU/EEA), PreHevbrio™ (US), and Sci-B-Vac® (Israel).

Please visit www.PreHevbrio.com for U.S. Important Safety Information for PreHevbrio™ [Hepatitis B Vaccine (Recombinant)], or please see U.S. Full Prescribing Information.

U.S. Indication

PreHevbrio is indicated for prevention of infection caused by all known subtypes of hepatitis B virus. PreHevbrio is approved for use in adults 18 years of age and older.

U.S. Important Safety Information (ISI)

Do not administer PreHevbrio to individuals with a history of severe allergic reaction (e.g. anaphylaxis) after a previous dose of any hepatitis B vaccine or to any component of PreHevbrio.

Appropriate medical treatment and supervision must be available to manage possible anaphylactic reactions following administration of PreHevbrio.

Immunocompromised persons, including those on immunosuppressant therapy, may have a diminished immune response to PreHevbrio.

PreHevbrio may not prevent hepatitis B infection, which has a long incubation period, in individuals who have an unrecognized hepatitis B infection at the time of vaccine administration.

The most common side effects (> 10%) in adults age 18-44, adults age 45-64, and adults age 65+ were pain and tenderness at the injection site, myalgia, fatigue, and headache.

There is a pregnancy exposure registry that monitors pregnancy outcomes in women who received PreHevbrio during pregnancy. Women who receive PreHevbrio during pregnancy are encouraged to contact 1-888-421-8808 (toll-free).

To report SUSPECTED ADVERSE REACTIONS, contact VBI Vaccines at 1-888-421-8808 (toll-free) or VAERS at 1-800-822-7967 or www.vaers.hhs.gov.

Please see Full Prescribing Information.

About VBI Vaccines Inc.

VBI Vaccines Inc. (“VBI”) is a biopharmaceutical company driven by immunology in the pursuit of powerful prevention and treatment of disease. Through its innovative approach to virus-like particles (“VLPs”), including a proprietary enveloped VLP (“eVLP”) platform technology, VBI develops vaccine candidates that mimic the natural presentation of viruses, designed to elicit the innate power of the human immune system. VBI is committed to targeting and overcoming significant infectious diseases, including hepatitis B, coronaviruses, and cytomegalovirus (CMV), as well as aggressive cancers including glioblastoma (GBM). VBI is headquartered in Cambridge, Massachusetts, with research operations in Ottawa, Canada, and a research and manufacturing site in Rehovot, Israel.

Website Home: http://www.vbivaccines.com/

News and Resources: http://www.vbivaccines.com/news-and-resources/

Investors: http://www.vbivaccines.com/investors/

Cautionary Statement on Forward-looking Information

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). The Company cautions that such statements involve risks and uncertainties that may materially affect the Company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, the impact of general economic, industry or political conditions in the United States or internationally; the impact of the ongoing COVID-19 pandemic on our clinical studies, manufacturing, business plan, and the global economy; the ability to successfully manufacture and commercialize PreHevbrio/PreHevbri; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of pipeline candidates and the commercialization of PreHevbrio/PreHevbri; the ability to obtain appropriate or necessary regulatory approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC and the Canadian securities authorities, including its Annual Report on Form 10-K filed with the SEC on March 7, 2022, and filed with the Canadian security authorities at sedar.com on March 7, 2022, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. Given these risks, uncertainties and factors, you are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. All such forward-looking statements made herein are based on our current expectations and we undertake no duty or obligation to update or revise any forward-looking statements for any reason, except as required by law.

VBI Vaccines Inc. and Subsidiaries

Selected Condensed Consolidated Balance Sheet

(In Thousands)

	March 31, 2022	December 31, 2021
	(Unaudited)
Assets
Cash and cash equivalents	$101,337	$121,694
Accounts receivable, net	102	8
Inventory, net	4,057	2,576
Prepaid expenses and other current assets	6,851	6,006
Total current assets	112,347	130,284
Property and equipment, net	10,846	11,037
Intangible assets, net	63,218	62,091
Goodwill	2,303	2,261
Other non-current assets	5,292	4,603
Total Assets	$194,006	$210,276

Liabilities and stockholder’s equity
Accounts payable	$3,927	$4,280
Other current liabilities	30,064	28,306
Total current liabilities	33,991	32,586
Total non-current liabilities	30,451	33,808
Total liabilities	64,442	66,394
Total stockholders’ equity	129,564	143,882
Total liabilities and stockholders’ equity	$194,006	$210,276

VBI Vaccines Inc. and Subsidiaries

Condensed Consolidated Statement of Operations and Comprehensive Loss

(In Thousands Except Share and Per Share Amounts)

	Three Months Ended March 31
	2022	2021
	(Unaudited)
Revenues	$126	$301
Operating expenses
Cost of revenue	2,754	2,412
Research and development	2,362	6,839
General and administrative	10,930	6,747
Total operating expenses	16,046	15,998
Loss from operations	(15,920)	(15,697)
Interest income (expense), net	(940)	(1,812)
Foreign exchange loss	(4,394)	(138)
Loss before income taxes	(21,254)	(17,647)
Income tax expense	-	-
Net Loss	$(21,254)	$(17,647)
Basic and diluted net loss per share	$(0.08)	$(0.07)
Weighted-average number of shares used to compute basic and diluted net loss per share	258,256,692	251,292,761
Other comprehensive income - currency translation adjustments	5,103	343
Comprehensive Loss	$(16,151)	$(17,304)

VBI Contact

Nicole Anderson

Director, Corporate Communications & IR

Phone: (617) 830-3031 x124

Email: IR@vbivaccines.com